EXHIBIT 99.1

Rock of Ages FOR IMMEDIATE RELEASE	Investor Contact: Neil G Berkman Berkman Associates (310) 277-5162 info@BerkmanAssociates.com	Company Contact: Kurt Swenson Chairman & CEO (603) 225-8397 www.RockofAges.com

Rock of Ages to Sell Its Cemeteries
to Saber Management

  Plans to Continue to Sell Upright Granite Memorials
at These and Other Cemeteries Owned by Saber

     CONCORD, NEW HAMPSHIRE, June 9, 2003 . . . ROCK OF AGES CORPORATION (NASDAQ/NMS:ROAC) announced today that it has entered into a letter of intent to sell all of the cemeteries it owns to privately held Saber Management LLC, Kokomo, Indiana, for $6,750,000 in cash. Under the agreement, Rock of Ages will continue to sell and install upright granite memorials and private mausoleums directly to consumers in designated sections of these cemeteries, all of which are located in Kentucky. In addition, the parties are negotiating an agreement for Rock of Ages to sell upright granite memorials at other cemeteries owned by Saber Management and in cooperating with Saber's funeral homes.

      "Since our core business is the quarrying, manufacturing and retailing of granite memorials, our primary motivation for purchasing these cemeteries early in 2001 was to expand our customers' freedom of choice and our memorial business by establishing upright granite memorial sections in cemeteries that previously allowed only flush bronze markers. This proved to be a successful experiment, as we learned that giving our customers a broader range of memorialization options did provide us with the opportunity to expand sales of Rock of Ages-branded upright granite memorials. This new partnering proposal, initiated by Saber, will allow Rock of Ages to focus on building this element of our retail business while the cemetery professionals at Saber own and manage all other aspects of the properties," said Kurt Swenson, Chairman and Chief Executive Officer of Rock of Ages. "As a result of this new relationship with Saber, we look forward to the future growth of our retail business in other geographic areas where we are currently not active at retail."

       David Sullivan, President and Chief Executive Officer of Saber Management said, "We are pleased with the prospect of adding these cemeteries to our growing cemetery portfolio. We are also pleased to with the plans to partner with Rock of Ages to add value to our existing properties and those we acquire in the future by expanding the range of memorialization options available to our customers. This is a win/win transaction for both of our companies in terms of coordinating and facilitating our respective growth plans."

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Rock of Ages to Sell Its Cemeteries to Saber Management
June 9, 2003

Page Two

       The transaction remains subject to satisfactory completion of due diligence by Saber, the negotiation and execution of a mutually agreement definitive purchase and sale agreement, and satisfaction of customary closing conditions which will be included therein. Assuming timely execution of a definitive agreement, the transaction is expected to close in the latter part of the third quarter. Swenson said that Rock of Ages expects to report a gain of approximately $500,000 if the sale closes as expected. He said that this expected gain should offset any reduction in the Company's estimated cemetery operating earnings for 2003, although he emphasized that the precise financial impact could not be accurately determined until the actual closing.

About Saber Management

       Saber Management LLC of Kokomo, Indiana, is a privately owned operator of cemeteries and funeral homes.  David Sullivan, the former Vice President of Sales for Gibraltar Mausoleum Corporation, founded Saber Management in 1998. Saber Management was named the fastest-growing private company in the Indianapolis area by the Indianapolis Business Journal in 2001 and was a finalist for the 2002  Indiana Heartland Ernst & Young Entrepreneur of the Year Award. Saber Management currently owns cemeteries in Illinois, Missouri, Texas and Virginia and owns and is developing funeral homes in Indiana and Illinois. Saber Management intends to continue to acquire cemeteries and funeral homes as a part of its strategic growth plans.

About Rock of Ages

     Rock of Ages (www.RockofAges.com) is the largest integrated granite quarrier, manufacturer and retailer of finished granite memorials and granite blocks for memorial use in North America.

Forward-Looking Statements

       This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including the following: our ability to successfully execute our strategy to expand our business through acquisitions, opening new stores and maintaining relationships with independent retailers; changes in demand for the Company's products, product mix, the timing of customer orders and deliveries due to seasonal and other factors; the impact of competitive products and pricing; the loss of key personnel or the inability to attract and retain additional qualified personnel; and other risks discussed from time to time in the Company's Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances which may take place after the date of this release.